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                                                    EXHIBIT 11
              ESTERLINE TECHNOLOGIES CORPORATION
          Computation of Earnings Per Common Share
For the Three Months and Nine Months Ended July 31, 1994 and 1993
          (In thousands, except per share amounts)

                                               Three Months Ended             Nine Months Ended
                                                     July 31,                      July 31,
                                            --------------------------    --------------------------
                                                1994           1993           1994           1993
                                            -----------    -----------    -----------    -----------
Primary
- - -------
Net earnings                                $     1,515    $       404    $     2,265    $     1,218
                                            ===========    ===========    ===========    ===========
Average number of common shares
  outstanding                                     6,513          6,511          6,513          6,511
Add - net shares assumed to be issued
  for stock options                                   6             91              6             91
                                            -----------    -----------    -----------    -----------
Total average primary common
  shares outstanding                              6,519          6,602          6,519          6,602
                                            ===========    ===========    ===========    ===========
Primary net earnings per
   common share                             $       .23    $       .06    $       .35    $       .18
Fully Diluted
- - -------------
Net earnings                                $     1,515    $       404    $     2,265    $     1,218
Add - interest on convertible debentures
  net of federal income taxes                       268            268            804            804
                                            -----------    -----------    -----------    -----------
Net earnings and interest on
  convertible debentures, net               $     1,783    $       672    $     3,069    $     2,022
                                            ===========    ===========    ===========    ===========
Average number of common shares
  outstanding (above)                             6,513          6,511          6,513          6,511
Add - net shares assumed to be issued
  for stock options                                 118             91            118             91
Add - shares assumed to be issued on
  conversion of convertible debentures              504            504            504            504
                                            -----------    -----------    -----------    -----------
Total average common shares on
  a fully diluted basis                           7,135          7,106          7,135          7,106
                                            ===========    ===========    ===========    ===========
Fully diluted net earnings per
   common share                             $       .25    $       .09    $       .43    $       .28
                                            ===========    ===========    ===========    ===========
Primary net earnings per
   common share                             $       .23    $       .06    $       .35    $       .18
                                            ===========    ===========    ===========    ===========
Dilutive effect per common share                   None           None           None           None
                                            ===========    ===========    ===========    ===========

Note: The computation of earnings per share on a fully diluted basis results in earnings per share which are anti-dilutive in all periods.
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